Exhibit (p)(17)

AbbeyCapital

Code of Ethics and Standards of Professional Conduct

All employees of Abbey Capital Limited (the “Company”) are subject to the following Code of Ethics and Standards of Professional Conduct. These are based on the standards promoted by the Chartered Financial Analyst Institute.

Code of Ethics

Employees of the Company must:-

1.                   Act honestly and fairly and with due skill, care, competence, diligence, respect and integrity in relation to any dealings with customers (the funds managed by the Company), investors (the funds’ shareholders), prospective investors, service providers, and colleagues.

2.                   Use reasonable care and exercise independent professional judgment in conducting research within the industry, in making investment decisions and in the general activities undertaken as part of their role with the Company.

3.                   Place the integrity of the market, and the interests of customers above their own personal interests.

4.                   Act in an ethical manner and encourage colleagues to do so, ensuring that the Company is represented in a professional way, that reflects well on themselves and on the industry.

5.                   Adhere to the rules governing the markets/industry that the Company operates in.

6.                   Strive to maintain high standards of professional competence and endeavour to improve their skills and the skills of other colleagues.

Standards of Professional Conduct

Employees of the Company will act in accordance with the following Standards:-

1. Professionalism.

a.              Knowledge of the Law - Employees must understand and comply with all applicable laws, rules and regulations of the government, regulatory organizations, licensing agencies and other professional associations that govern their professional activities. In the event of conflict, employees must comply with the more strict law, rule or regulation. Employees must not knowingly participate or assist in and dissociate from any violation of such laws, rules or regulations.

b.              Independence and Objectivity - Employees must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Employees must not offer, solicit or accept any gift, benefit, compensation or consideration that reasonably could be expected to compromise their own or another’s independence and objectivity.

c.                    Misrepresentation - Employees must not knowingly make any misrepresentations in relation to investment analysis, Commodity Trading Advisor (“CTA”) research, recommendations or actions in relation to the portfolios, or other professional activities.

d.                   Misconduct - Employees must not engage in any professional conduct involving dishonesty, fraud or deceit or commit any act that reflects adversely on their professional reputation, integrity or competence.

Last updated by Legal and Compliance on 4th March 2014

2. Integrity of the Markets

a.              Material nonpublic information - Employees who possess material nonpublic information in relation to futures trading or a CTA, that could affect the value of an investment, must not act or cause others to act on the information.

b.              Market manipulation - Employees must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

3. Duties to Customers (the Funds)

a.              Loyalty, Prudence and Care - Employees have a duty of loyalty to customers and must act with reasonable care and exercise prudent judgment. Employees must act for the benefit of the customers and place customers’ interests before the Company’s or their own interests. In relationships with customers, employees must determine applicable fiduciary duty and must comply with such duty to persons and interest to whom it is owed.

b.              Fair dealing - Employees must deal fairly and objectively with all customers, when taking investment action or engaging in other professional activities.

c.               Suitability - Employees must ensure that a potential investor receives the Private Placement Memorandum (“PPM”) for the fund, and acknowledges (in the subscription agreement) that they understand the risks and that they meet the accredited investor etc requirements.

d.              Performance presentation - When communicating investment performance information, employees must make reasonable efforts to ensure that it is fair, accurate, relevant, timely and complete. Employees must not misrepresent the performance of individual funds.

e.               Preservation of Confidentiality - Employees must keep information about current, former and prospective customers, investors and CTAs confidential unless (i) the information concerns illegal activities on the part of the party in question, (ii) disclosure is required by law, or (iii) the party permits disclosure of the information.

4. Duties of the Company

a.              Loyalty - in matters related to employment, employees must act for the benefit of the Company and not deprive the Company of the advantage of their skills and abilities, divulge confidential information or otherwise cause harm to the Company

b.              Additional Compensation Arrangements - Employees must not accept gifts, benefits, compensation or consideration that competes with, or might reasonably be expected to create a conflict of interest with, the Company’s interests unless they obtain written consent from the Company.

c.               Responsibilities of supervisors - Employees must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations and the Employee handbook rules, by anyone subject to their supervision or authority.

5. Investment Analysis, Process and Action

a.              Diligence and reasonable basis - Employees must (i) exercise diligence, independence and thoroughness in analyzing investments and taking investment actions, and (ii) have a reasonable and adequate basis, supported by appropriate research for any investment analysis or action.

b.              Portfolio Management - Employees must, when managing the funds according to a specific mandate and fund strategy (i) take only investment actions that are consistent with the stated objectives and constraints of that fund; and (ii) provide adequate disclosures and information so investors can consider whether any proposed changes in the investment style or strategy meet their investment needs. Employees must have evaluated the investment objective, tolerance for risk and any other relevant information that would affect investment policy.

c.               Communication with Investors and Prospective investors - Employees must ensure that all prospective investors receive the PPM and have an opportunity to ask questions and receive answers, and that any presentations provided distinguish between fact and opinion in relation to investment analysis.

d.                   Record retention - Employees must develop and maintain appropriate records to support their investment analysis, actions, and other investment related communications with customers/investors and potential customers/investors.

e.                    Best Execution - Employees must follow best execution standards.

6. Conflicts of Interest

a. Employees are required to adhere to the Company’s Conflict of Interest Policy outlined in the Compliance Manual. Employees are expected to make full disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with their duties to customers. Employees must ensure that such disclosures are prominent, are delivered in plain language and that the relevant information is communicated effectively.

7. Personal Trading

a.                   Employees must adhere to the Securities and Futures Trading Policy referred to in the Compliance Manual.

b.                   Employees are not permitted to hold external futures of FX accounts.

c.                    Employees are not permitted to invest in any fund, or open an account, managed by a CTA.

d.                 Employees are required to advise the Company of any securities accounts (which include EFT, CFT or spread betting accounts) that they have already, or that they intend to set up (or that they have beneficial ownership of) and the name of the brokerage company where the account is to be maintained. Prior approval from the Chief Compliance Officer is required before such an account can be set up (or for the existing account to be maintained). Once approval is obtained and the account is set up, (or continued) the employee is required to provide a report (on a quarterly basis) from the broker setting forth that employee’s securities holdings/positions. Such report is not required if the employee has no direct influence or control over the brokerage account (mutual funds or accounts where the employee has no discretion).

8. Disclosures

Employees (providing client services, sales and client-facing functions) must:-

a.                   Communicate with investors on an ongoing and timely basis;

b.                   Ensure that disclosures are truthful, accurate, complete and understandable and are presented in a format that communicates the information effectively;

c.                    Include any material facts when making disclosures or providing information to investors regarding the Company, employees, investments or the investment process.

d.                   Disclose the following:

i.                       Conflicts of interest as outlined in section 6 above;

ii.                    Regulatory or disciplinary action taken against the Company or its personnel related to professional conduct;

iii.              The investment process, including information regarding lock-up periods, strategies, risk factors and use of derivatives and leverage (this is disclosed in the PPM);

iv.                Management fees and other investment costs charged to investors, including what costs are included in the fees and the methodologies for determining fees and costs (disclosed in PPM and annual accounts);

v.                   Fund performance, on a regular and timely manner;

vi.                Valuation methods used to make investment decisions and value the funds (in PPM);

vii.            Shareholder voting policies (this is disclosed in the PPM);

viii.        Results of the review or audit of the fund (shareholders receive audited accounts);

ix.                Significant personnel or organizational changes that have occurred at the Company; and

x.                    Risk management processes (in PPM, provided in Due diligence questionnaires and on-sites).